Exhibit 5.1

September 24, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	i2 Telecom International, Inc.
Registration Statement on Form SB-2
Registration No. 333-

Ladies and Gentlemen:

We have acted as counsel to i2 Telecom International, Inc., a Washington corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form SB-2 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) registering under the Securities Act of 1933, as amended (the “Act”), 21,906,741 shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”). The Shares consist of (i) 6,449,836 shares of Common Stock outstanding as of the date hereof (the “Outstanding Shares”); (ii) 4,385,529 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain warrants outstanding as of the date hereof (the “Warrants”); (iii) 5,625,000 shares of Common Stock issuable upon conversion (the “Conversion Shares”) of shares of the Company’s Preferred Stock Series D, no par value per share (the “Preferred Shares”), outstanding as of the date hereof; (iv) 703,125 shares of Common Stock issuable upon exercise of warrants (the “Additional Warrant Shares”) and 1,406,250 shares of Common Stock issuable upon conversion of Preferred Shares (the “Additional Conversion Shares”), which warrants (the “Additional Warrants”) and Preferred Shares are issuable upon exercise of certain additional investment rights (the “Additional Investment Rights”) outstanding as of the date hereof; (v) and 3,337,000 shares of Common Stock (the “Adjustment Shares”) which may become issuable without receipt of additional consideration by the Company by reason of certain antidultion adjustments affecting the Warrants, the Additional Warrants and the Preferred Shares.

The opinion hereinafter set forth is given pursuant to Item 27 of Form SB-2 and Item 601 of Regulation S-B. Such opinion is given solely for the benefit of the Commission and may be relied upon only by the Commission in connection with the Registration Statement and may not be used, circulated, quoted or referred to by or filed with any other person or entity, including any other governmental unit or agency, without first obtaining the express written consent of this firm.

In giving the opinion hereinafter set forth, we have examined and relied upon, among other things: (i) the Company’s restated Articles of Incorporation, as amended, incorporated by reference as an exhibit to the Registration Statement; (ii) the Company’s Bylaws, as amended, incorporated by reference as an exhibit to the Registration Statement; and (iii) originals or copies, certified or otherwise identified to our satisfaction, of such other agreements, documents, instruments and records as we have deemed necessary or appropriate under the circumstances for us to express the opinion hereinafter set forth. As to various factual matters that are material to our opinion, we have relied upon certificates of officers of the Company and certificates and orders of various public officials. In making the foregoing examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the

Securities and Exchange Commission

September 24, 2004

conformity to the original documents of all documents submitted to us as copies, the authority of the person or persons who executed each of such documents on behalf of any person or entity other than the Company, the correctness and accuracy of all certificates of officers of the Company and the correctness and accuracy of all certificates and orders of various public officials. We have also made such investigations of law as we have deemed appropriate. In addition, we have assumed that the substantive laws of the State of Washington are identical to the substantive laws of the State of Georgia in all respects relevant hereto.

On the basis of the foregoing, we are of the opinion that:

1. the Outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable;

2. upon the issuance of the Warrant Shares and the Conversion Shares in accordance with the terms of the Warrants and the Certificate of Designations of the Preferred Shares, respectively, the Warrant Shares and the Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable;

3. assuming the exercise of the Additional Investment Rights in accordance with the terms thereof, upon issuance of the Additional Warrant Shares and Additional Conversion Shares in accordance with the terms of the Additional Warrants and the Certificate of Designations of the Preferred Shares, respectively, the Additional Warrant Shares and the Additional Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable; and

4. upon issuance of any Additional Shares in accordance with the terms of the Warrants, the Additional Warrants or the Certificate of Designations of the Preferred Shares, as applicable, such Additional Shares will be duly authorized, validly issued, fully paid and non-assessable.

Our conclusions are limited to the matters expressly set forth as our “opinion” in the immediately preceding paragraph, and no opinion is implied or to be inferred beyond the matters expressly so stated. Such opinion is given as of the date hereof, and we expressly decline any undertaking to revise or update such opinion subsequent to the date hereof or to advise the Commission of any matter arising subsequent to the date hereof that would cause us to modify, in whole or in part, such opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ROGERS & HARDIN